EXHIBIT 10.1

CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  ASTERISKS WITHIN BRACKETS DENOTE OMISSION.

REPLICATION AGREEMENT

between

MICROSOFT LICENSING, GP

a Nevada, U. S. A. General Partnership,

and

ZOMAX INCORPORATED

a Corporation of U.S.A.

Microsoft Licensing, GP Contract #

This Replication Agreement (“Agreement”) is made and entered into this 1st day of July, 2005 (“Effective Date”), by and between MICROSOFT LICENSING, GP, a Nevada, U.S.A. general partnership (“MS”), and Zomax Incorporated, a corporation of U.S.A. (“COMPANY”).

INTRODUCTION

The parties recognize that Customers license Microsoft Corporation Software from MS, that such Software is updated from time to time by MS, and that COMPANY has facilities to reproduce such Software. This Agreement grants COMPANY such rights as needed to perform Replication Services for Customers.

AGREEMENT

The parties agree as follows:

1.       DEFINITIONS.           For purposes of this Agreement, the following terms shall have the following meanings:

(a)     “All Transaction Journal” or “ATJ” shall mean the reconciliation of the reports of Software shipments as submitted according to the instructions identified on Exhibit A.

(b)     “APM” shall mean the associated software material Components included in Software as provided by MS to COMPANY from time to time which may include, but not be limited to, a Microsoft registration card,  a Microsoft end user license agreement and warranty card.

          (c)     “ARK(s)” shall mean the Authorized Replication Kit supplied only by MS or its authorized mastering Site(s) that contains Software Components, including, but not limited to, Stampers, which are necessary for the replication of Software.

(d)     “BOM” shall mean the Bill of Materials document provided to COMPANY by MS via MS’s RSM systems, which shall identify all Components comprising each type of Software including, but not limited to, the specific APM to be included with each type of Software.  The BOM may be modified from time to time by MS at its sole discretion.

(e)     “Certificate(s) of Authenticity (“COA(s)”)” shall mean all Microsoft anti-piracy devices including, but not limited to, the personal computer Certificate(s) of Authenticity (“COA(s)”), corporate sticker, and self-adhesive Certificate(s) of Authenticity (“Adhesive COA(s)”).  MS shall retain at all times management responsibility for COA anti-piracy devices.

(f)      “COMPANY” shall include any subsidiary of COMPANY, provided that COMPANY hereby guarantees its subsidiary’s performance under this Agreement, the subsidiary agrees in writing with COMPANY to be bound by the terms of this Agreement, and that COMPANY provides written notice to MS of the name and address of each subsidiary before the subsidiary exercises any rights under this Agreement.  A “subsidiary” is a company in which, on a class by class basis, more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned or controlled by COMPANY, but only so long as such ownership or control exists.

          (g)     “Components” shall mean those parts listed on the BOM and included in the manufacture and/or assembly of Software.  Components are designated as such in RSM.

          (h)     “Customer” shall mean (i) OEM(s) (ii) other Authorized Replicators (“AR(s)”) that have current and valid license agreements with MS or have been approved in writing by MS, and/or (iii) MS.

(i)       “Customer Agreement(s)” shall mean the MS/OEM Agreement for purposes of the OEMs.

          (j)      “DLK” or “Disk Label Kit” shall mean the master kit that contains the artwork and print specifications for the CD-ROM, DVD-ROM, and/or disk labels.

          (k)     “FDR(s)” shall mean the Final Documentation Release that contains the artwork, print specifications, and other master files for the production of printed documentation.

          (l)      “Kit(s)” shall mean the various kits provided to COMPANY by MS for purposes of replicating the Software in accordance with the Specifications, including, but not limited to, the disk label kit that contains the CD-ROM/DVD-ROM and/or disk labels which COMPANY shall be required to place on the Software, the registration card kit, the end user license agreement kit, and/or the warranty kit.  Additional kits may be added and the existing kit(s) may be modified from time to time by MS at its sole discretion.

          (m)    “Microsoft” shall mean Microsoft Corporation, a Washington corporation that is a supplier of and holds certain rights in and to the Software identified in this Agreement.

          (n)     “MS/OEM Agreement” shall mean a valid license agreement between an OEM and MS.

          (o)     “MS Authorized Replicator Policy and Procedures Manual” shall mean the electronic or hard copy manual that provides Authorized Replicators with instructions regarding how to manufacture Software and implement policies, procedures and specifications associated with the Authorized Replicator program.

(p)     [**]

          (q)     [**]

(r)      “OEM(s)” shall mean the original equipment manufacturer that holds a current and valid license agreement with MS for any or all Software pursuant to the MS/OEM Agreement and is located in the Territory.

          (s)     [**]

          (t)      [**]

          (u)     “Replication Services” shall mean the services performed by COMPANY under the rights granted to COMPANY by MS hereunder and such other value-added services as provided by COMPANY.

          (v)     [**]

          (w)    [**]

          (x)      “Site(s)” shall mean the COMPANY location(s) identified (i) on Exhibit B or (ii) on a secure website authorized and maintained by MS.

          (y)     “Software” shall mean the copyrighted and/or patented Microsoft software described in the RSM BOM viewer, including, where applicable, the specified user documentation Components of Software.  “Software” or “Software Documentation” shall mean the software or documentation Components of Software.  For purposes of the licensing agreement, Software shall be considered a complete OEM package consisting of Microsoft licensable software, COA and APM.

          (z)      “Software Release” shall mean a release of Software which is designated by MS in its sole discretion as a change in the digit(s) to the left of the decimal point in Software version number [(x).xx].

(aa)   “Specification(s)” shall mean the method by which the Components comprising each type of Software identified in the BOM are assembled in accordance with MS’s requirements, as is more specifically described in the MS Authorized Replicator Policy and Procedures Manual.

          (bb)   “Stamper(s)” shall mean the metal replication master used in an injection molding machine from which optical media are created. This definition shall include those Stampers which produce edge-to-edge and inner mirror band hologram images.

          (cc)   “Sub-contractor” shall mean (i) a third party performing support, manufacturing, assembly or any other good or service used to produce component products or services, (ii) an AR also performing subcontractor work for other ARs, and/or (iii) a subsidiary, affiliate or related business entity to an existing AR that is performing services or providing goods related to subcontracted work and is approved in writing by MS.

          (dd)   “Territory” shall mean those regions (as defined in the MS Authorized Replicator Policy and Procedures Manual) listed on Exhibit E.

          (ee)   [**]

          (ff)  “Update Release” shall mean a release of Software which is designated by MS in its sole discretion as a change in the digit(s) to the right of the tenths digit in Software version number [x.x(x)].

          (gg)   “Version Release” shall mean a release of Software which is designated by MS in its sole discretion as a change in the tenths digit in Software version number [x.(x)x].

2.       LICENSE GRANT.

          (a)     In consideration of COMPANY’s performance of Replication Services under the terms of this Agreement, MS grants COMPANY the following nonexclusive license rights:

(i)      to use ARKs, DLKs, FDRs, and the applicable Kits internally for the purpose of reproducing Software in document and object code form and in accordance with the RSM BOM(s) and Specifications for delivery to Customers in the Territory;

(ii)     to assemble Software in accordance with BOM(s) for delivery to Customers in the Territory; and

(iii)    to use the RSM software in object code form for internal purposes only in the performance of Replication Services and delivery of Software.  COMPANY shall not subcontract the operation of, or sublicense, the RSM software to any other entity except in accordance with Section 7(f) below.

(b)     [**]

          (c)     The license grant of Section 2(a), above, shall also apply, where applicable, to MS- or OEM-requested adaptations to Software authorized by MS or in accordance with the MS/OEM Agreement, provided that MS has given COMPANY advance written approval for such Software adaptation.

(d)     COMPANY shall not in whole or in part copy, modify, reverse engineer, create derivative works of, or translate Software.

          (e)     COMPANY’s license shall extend to, and each type of Software shall be deemed to include, only Software listed in the RSM BOM viewer with “released” status.

          (f)      COMPANY shall replicate, assemble and deliver to OEMs only those types of Software in the RSM BOM viewer.

          (g)     COMPANY acknowledges that all rights not expressly granted, without limitation, are reserved by MS, including, but not limited to, Software and/or Software Documentation.

3.       INVESTMENT IN [**] AND GRANT OF [**] SOFTWARE LICENSE.

          (a)     [**]

          (b)     MS hereby grants COMPANY a limited, non-exclusive, non-transferable, personal sub-license to install and use the [**] software, including any third party procedural systems, during the term of this Agreement solely for the purpose of operating the [**] only for MS in accordance with the terms and conditions of this Agreement.  COMPANY shall not subcontract the operation of, or sublicense, the [**]  software to any other entity.

          (c)     COMPANY shall use the [**] software and any associated third party procedural systems in accordance with the instructions provided by MS from time to time.  [**] software use shall require stable and reliable Internet access to the [**] web site.  COMPANY shall provide adequate training to its [**] users on the [**] process and must ensure that such users adhere to all security regulations regarding the secure handling of the COAs as defined in the MS Authorized Replicator Policy and Procedures Manual.

          (d)     COMPANY is responsible for maintenance of [**].  Furthermore, COMPANY must enter into a service agreement with an MS-approved service provider to cover such requirements as defined in the MS Authorized Replicator Policy and Procedures Manual within thirty (30) days of the [**].

          (e)     [**]

          (f)      EXCEPT AS EXPRESSLY AUTHORIZED ABOVE, COMPANY SHALL NOT: (i) COPY, IN WHOLE OR IN PART, [**] SOFTWARE; (ii) MODIFY THE [**] SOFTWARE; (iii) REVERSE ENGINEER ALL OR ANY PORTION OF THE [**] SOFTWARE; OR (iv) CREATE DERIVATIVE WORKS OF THE [**] SOFTWARE.  COMPANY acknowledges that the [**] software constitutes trade secrets, patents and/or copyrightable material of third parties.  COMPANY agrees not to disclose, provide, or otherwise make available such trade secrets or copyrighted material in any form to any third party.  COMPANY agrees to implement strict security measures in compliance with the MS Authorized Replicator Policy and Procedures Manual to protect such trade secrets and copyrighted material.

          (g)     [**]

4.       REPORTS AND RECORDS.

(a)     COA and APM Reporting:

(i)      [**]

(ii)     COMPANY shall also perform a COA and COA bearing Software transaction reconciliation on a daily basis, and submit an ATJ report to MS on a daily basis in accordance with the instructions identified in Exhibit A.

          (b)     Software Components Record Management.  COMPANY shall manage all Software Component records in accordance with the MS Authorized Replicator Policy and Procedures Manual and the following conditions:

(i)      COMPANY shall maintain accurate and complete shipping/transfers-out records of Software Components shipped by or for COMPANY;

(ii)     for Software Components damaged during the ordinary course of COMPANY’s business, COMPANY shall maintain a log that includes the number of the damaged Software Components, the date such Software Components were damaged, the Software name(s) associated with the damaged Software Components, and the cause of damage.  All Software must be maintained at the COMPANY Site for inspection by MS.   Microsoft or MS must approve and witness the disposition of all Software; and

(iii)    for Software Components received from a [**] in error (e.g., damaged, quantity does not match transaction record, Software does not match [**] transaction documentation), COMPANY shall:

(A)                                                                              alert the [**] and appropriate MS OEM Supply Chain Operations Manager to the discrepancy;

(B)     if a Return Material Authorization (“RMA”) is issued by the [**], promptly return the Software Components received in error; and

(C)     COMPANY shall maintain records of RMA, quality assurance/receiving rejection, and transaction documentation of all rejected and/or returned Software Components.

(c)     Reports Regarding Software Supply to Customer(s).  COMPANY shall provide MS, upon request, with a manually produced report summarizing and identifying all information associated with the Customer requisition order and corresponding COMPANY supply order relating to each transaction of Software to or from Customer. COMPANY is required to accept requisition orders from OEMs in written form.  This includes written requisition orders, faxed requisition orders, or EDI requisition orders.  Requisition orders over the phone are not allowed unless followed up with a written requisition order.  All requisition orders must contain at least the Customer name, Customer license number, issue date, part numbers, quantities, and a requisition order number.  COMPANY is required to issue a delivery note with each transaction.  The delivery note must contain at least the COMPANY name, the delivery date, the part numbers, quantities, and requisition order number(s) from the OEM.  The delivery note is required to be signed by the Customer or its bona fide agent and one (1) copy returned to COMPANY (with one (1) copy remaining with the Customer).  COMPANY must keep this delivery note on file for a minimum of two (2) years.  Additionally, COMPANY shall provide MS, upon request, with a manually produced report identifying the Customer requisition order information associated with each return of Software from Customer.

(d)     Record Retention for Audit Purposes.

(i)      During the term of this Agreement and for three (3) years thereafter, COMPANY shall maintain reports and other detailed records referenced in this Section 4 (the “Reports and Records”) in readily accessible locations.  Reports and Records shall include, but may not be limited to, all records (including complete financial statements and requisition order records) relating to the reconciliation of Software Components, acquisition, reproduction, delivery, supply to Customers, other disposition and inventory level of each copy of each Software by or for COMPANY, COMPANY subsidiaries and Sub-contractors.  COMPANY shall provide MS with immediate access to current Reports and Records for a minimum period of two (2) years from the date of such Reports and Records.  COMPANY shall provide MS with a maximum of twenty-four (24) hour access to archived Reports and Records.  All archived Reports and Records shall be retained in an electronic format.

(ii)       COMPANY shall maintain a computerized system of records to enable COMPANY to identify the Customer receiving any copy of Software.  COMPANY shall make such records information available to MS within twenty-four (24) hours of such request.

5.       AUDIT AND INSPECTIONS.

(a)     [**]

(b)     [**]

(c)     In addition to the provisions of this Section 5, MS may, without notice, inspect COMPANY’s procedures at COMPANY’s premises in order to verify COMPANY’s compliance with any terms of this Agreement, including, but not limited to, Sections 7(a) and 9(a).  Any such inspection shall be conducted during regular business hours at COMPANY’s offices.  Should material discrepancies be discovered in the course of the inspection, or in the event an inspection leads to an audit due to material discrepancies, COMPANY shall pay for all reasonable travel-related and other applicable costs incurred by MS in performing such inspection.  Should inventory discrepancies (found in the [**] and all inventory information made available to COMPANY through the RSM system), negligence or other infractions by COMPANY warrant a non-scheduled inspection by MS, COMPANY shall pay for all reasonable travel-related and other applicable costs incurred by MS in performing such inspection.

          (d)     COMPANY shall submit to audit(s) by MS from time to time in order to verify COMPANY’s compliance with the terms and conditions of this Agreement.  If material discrepancies are discovered or COMPANY does not pass such audit(s), COMPANY agrees to pay all costs for such audit(s) together with any costs incurred to bring any COMPANY Site(s) into strict compliance with this Agreement.

          (e)     During the terms of this Agreement and for three (3) years thereafter, MS shall have the right to audit the Reports and Records identified in Section 4 above.

6.       DELIVERY AND SUPPORT.

(a)     Neither MS nor its suppliers shall have any liability for failure to deliver Software and or COAs by any particular date.

(b)     [**]

(c)     This Agreement does not include the provision by MS of technical support in COMPANY’s performance of Replication Services.  COMPANY will report to MS in writing any deviations from specifications of Software FDR, DLK, ARK or Kit.  MS agrees to use reasonable efforts to correct such deviations in subsequent releases of Software; however, MS is under no obligation to do so.

(d)     MS will use reasonable efforts to supply COMPANY with Software Specifications referencing page and media counts which are defined in the RSM BOM viewer at the time of Software release.

7.       LICENSE RESTRICTIONS.

(a)     COMPANY shall deliver Software and COAs only to Customers located in the Territory, as defined in Exhibit E.  COMPANY may add to its existing Territory only at the discretion of MS.  Company may add Sites in new Territories only upon approval from MS.  COMPANY shall deliver to a Customer in the Territory only those types of Software that such Customer has licensed pursuant to the Customer Agreements. COMPANY shall confirm that all Customers to which COMPANY delivers Software have a valid Customer Agreement for Software ordered by such Customer by referencing, on the date of Software transaction, the [**] or other MS electronically produced daily report, as determined by MS. COMPANY shall download, on a daily basis, the above-referenced MS [**] or other MS electronically produced daily report, as determined by MS.  COMPANY shall not deliver Software or COAs to any Customer that MS has put on transaction hold as identified in the [**], or on the daily report identified in this Section 7(a).  MS may require that COMPANY refuse to fill a Customer’s orders for Software due to such Customer’s failure to comply with any terms of the Customer Agreements. COMPANY shall not otherwise deliver Software or COAs.

          (b)     [**]

          (c)     COMPANY shall not reverse engineer, decompile or disassemble any Software.

          (d)     COMPANY shall not in any way modify the content of BOM(s), disks, Software Documentation and/or Software without the express written permission of MS.

          (e)     [**]

          (f)      COMPANY shall perform Replication Services, (including, but not limited to the reproduction, duplication, copying or otherwise permitting the assembly of Software), only at the Sites.  All replication and/or assembly Sites approved by MS are shown on Exhibit B or on a secure website authorized and maintained by MS. Additional COMPANY and/or COMPANY subsidiary Sites may be added, but the addition of such Site(s) is subject to MS’s prior written approval and, in the case of a COMPANY subsidiary, the full execution of the COMPANY subsidiary agreement between MS and such COMPANY subsidiary as shown on Exhibit C.  COMPANY may close a Site only after providing MS with thirty (30) days notice of such intended closure.  COMPANY guarantees its subsidiary’s fulfillment of the applicable obligations imposed on COMPANY by this Agreement. COMPANY agrees to indemnify MS and its suppliers for all damages and/or costs of any kind, without limitation, incurred by MS, its suppliers, or any third party and caused by a breach of its subsidiary’s fulfillment of the applicable obligations imposed on COMPANY by this Agreement, including, but not limited to, COMPANY’s payment of any costs, fees and/or monetary judgments awarded in favor of MS or its suppliers by a court of competent jurisdiction, resulting from COMPANY subsidiary’s unauthorized replication and/or delivery of Software.

(g)     COMPANY may use a Sub-contractor for the replication, assembly and delivery of Software to Customers only if all of the following required conditions are met:

(i)      Prior to Sub-contractor performing such services, COMPANY and its Sub-contractor enter into a written agreement (“Sub-contractor Agreement”) that expressly provides that MS is a third party beneficiary of the Sub-contractor Agreement with rights to enforce such agreement; that MS, at its sole discretion, reserves the right to evaluate the Sub-contractor, either in person or in written form; and further requires Sub-contractor to:

(A)   comply with obligations identical to those imposed on COMPANY by Sections 4, 5, 7, 8, 9, 10, 14(a), and 16,

(B)     halt reproduction of Software as required under Section 7(a) of this Agreement or upon notice from COMPANY or MS of the termination or expiration of this Agreement,

(C)     pay MS’s or COMPANY’s attorneys’ fees if COMPANY or MS employs attorneys to enforce any rights arising out of the Sub-contractor Agreement; and

(ii)     COMPANY is not permitted to provide COAs to Sub-contractor(s) for use in the manufacture or assembly of Software on behalf of COMPANY; and

(iii)    COMPANY guarantees its Sub-contractor’s fulfillment of the applicable obligations imposed on COMPANY by this Agreement.  COMPANY agrees to indemnify MS and its suppliers for all damages and/or costs of any kind, without limitation, incurred by MS, its suppliers, or any third party and caused by a breach of its Sub-contractors’ fulfillment of the applicable obligations imposed on COMPANY by this Agreement; and

(iv)    Prior to Sub-contractor performing such services, COMPANY provides MS with a written certification, signed by a COMPANY officer, representing and warranting that COMPANY is in compliance with the provisions of Sections 7(f) and 7(g) of this Agreement; and

(v)     MS, in its sole discretion, approves such Sub-contractor prior to Sub-contractor performing such services.

In lieu of or in addition to the Sub-contractor Agreement, MS may, in its sole discretion, require that the Sub-contractor execute a separate agreement with MS that includes the same or similar provisions required in the Sub-contractor Agreement.

          (h)     COMPANY will not use any MS or Microsoft stationery, forms, or printed material of any kind.

(i)      [**]

          (j)      COMPANY may not fulfill aftermarket OEM end user requests for manuals and/or media without the prior written authorization of MS.

          (k)     Pursuant to this Agreement, COMPANY shall be authorized to order Software Stamper masters only from MS or such Stamper mastering Site(s) as are authorized by MS from time to time at its sole discretion.

          (l)      COMPANY must return to its MS OEM Supply Chain Operations Manager all obsolete, broken or no longer used Stampers in accordance with the MS-designated global scrap program described in the MS Authorized Replicator Policy and Procedures Manual.

          (m)    COMPANY shall have no right to and may not assign or transfer in any manner any liabilities that could be incurred by COMPANY to MS under this Agreement to any Sub-contractor and/or supplier.

8.       SPECIFIC DUTIES OF COMPANY.

(a)     COMPANY will maintain a dedicated business group to manage Replication Services for Customers and provide administrative support to MS.

          (b)     [**]

          (c)     COMPANY shall maintain at least the minimum MS Standards for security defined in the MS Authorized Replicator Policy and Procedures Manual at each replication and/or assembly Site to prevent the unauthorized delivery of Software and/or COAs and disclosure or dissemination to third parties of any materials (including technology) that would in whole or in part enable such third parties to reproduce or in document and submit to MS  COMPANY’s requirements for COA handling, processing, manufacturing, inventory, and reporting.

          (d)     COMPANY shall perform its obligations pursuant to this Agreement in accordance with the MS Authorized Replicator Policy and Procedures Manual.  The MS Authorized Replicator Policy and Procedures Manual may be modified by MS from time to time in its sole discretion and shall be effective upon ten (10) calendar days’ prior notice to COMPANY.

          (e)     COMPANY shall secure approval from MS prior to using COMPANY’s replication facilities for any replication-related services that might be determined by MS to be outside of the replication rights allowed under this Agreement.

          (f)      [**]

          (g)     COMPANY will not enter into any agreement, contract, or arrangement with any government or government representative or with any person, firm, corporation, partnership or other enterprise imposing legal obligations or liability of any kind whatsoever on MS.  Without limiting the generality of the foregoing, COMPANY agrees that it will not sign MS’s name or the name of any of its suppliers to any commercial paper, contract, or other instrument, and will not contract any debt or enter into any agreement, either express or implied, binding MS or any of its suppliers to the payment of money and/or in any other regard.

          (h)     COMPANY shall have no right to make any representations or warranties or otherwise cause its Customers to believe that any warranty is applicable to any Software, except as is provided in writing by MS.  COMPANY hereby agrees to indemnify and hold MS and its suppliers harmless from any expenses which MS or its suppliers may incur arising out of or resulting from any warranty or representation by COMPANY other than a warranty in conformity with MS’s then current express written warranty.  Unless COMPANY obtains the prior written consent of MS, COMPANY shall not, in connection with the supply of Software, use any advertising, promotional material or other literature other than those contained in such materials and literature as MS may provide.

          (i)      COMPANY shall not pledge the credit of MS or its suppliers, execute or vary the terms of any agreement on behalf of MS or any of its suppliers, commit any unlawful act in connection with this Agreement, or represent that COMPANY has the authority to do any of the foregoing.

          (j)      [**]

          (k)     Prior to adding DVD Mastering and/or Replication Sites, COMPANY, COMPANY subsidiary and/or Sub-Contractor shall be specifically approved and certified by MS to perform Replication Services for any Software using DVD format and technology.

(l)      [**]

          (m)    COMPANY (i) represents and warrants that it shall pay and discharge all royalties, license fees or other payments payable to or claimed by a third party in respect of any patent or other intellectual property right of that third party arising from the use of the subject matter of such patent or other intellectual property by COMPANY or by any COMPANY subsidiary, approved Sub-contractors or suppliers in performing the Replication Services or arising from the subsequent requisite fulfillment or supply by MS (anywhere in the world) of any Software or Component manufactured by COMPANY or by any COMPANY subsidiary, approved Sub-contractors or suppliers and/or supplied by COMPANY to MS and whether or not such obligation arises at the time the Replication Services are provided by COMPANY or subsequently and (ii) COMPANY agrees to indemnify (including associated costs of legal fees and expenses of defense), defend and hold MS and its suppliers harmless from and against (a) any claim by a Customer attributable to COMPANY’s performance of Replication Services for a Customer pursuant to the rights granted under this Agreement including, but not limited to, COMPANY’s replication, assembly, and/or delivery processes or (b) any claim by any third party that COMPANY’s performance of all or any portion of the Replication Services, pursuant to the rights granted under this Agreement, infringes such third party’s patent, copyright, trade secret and/or any other intellectual property right with respect to COMPANY’s replication, assembly, and/or delivery processes..

          (n)     COMPANY may perform security reviews and Site audits of its Sub-contractors.  If COMPANY performs such reviews and audits, COMPANY must provide to MS, upon MS’s written request, all documentation related to such reviews and audits together with all reports regarding necessary corrective action reports.

9.       QUALITY.

          (a)     COMPANY shall maintain Software quality standards that meet or exceed those applicable quality standards which MS defines for media replication, printed materials, packaging, and assembly as set forth in the MS Authorized Replicator Policy and Procedures Manual. At any time, MS may rescind authorization for a particular COMPANY replication and/or assembly Site or particular Software if MS determines, in its sole discretion, that Software reproduced and/or assembled at such Site does not meet MS’s standards.

(b)     Concurrent with the manufacture of a new Microsoft OEM Software type, COMPANY shall submit copies of Software in compliance with the First Article Sample process included in the MS Authorized Replicator Policy and Procedures Manual  to their respective MS OEM Supply Chain Operations Manager for each new and/or custom type of Software replicated and assembled at, and/or delivered from each of the Sites identified on Exhibit B or post a digital image of such Software on a secure website authorized and maintained by MS pursuant to the license grant in Section 2(a) of this Agreement.  COMPANY shall, upon request, provide MS samples of all COMPANY literature that uses Software name(s).  MS may, at its discretion, halt the production of any Software due to poor quality or workmanship, or failure to comply with the most recent BOM as found in RSM.

          (c)     Additionally, COMPANY shall submit sufficient copies of a CD or a DVD disc from each CD or DVD replication mould line at each COMPANY, COMPANY subsidiary or Subcontractor CD or DVD replication Site in compliance with the First Article Sample process included in the MS Authorized Replicator Policy and Procedures Manual.

10.     INTELLECTUAL PROPERTY RIGHTS/NOTICES.

          (a)     COMPANY will not remove any copyright, trademark or patent notices that appear on Software as delivered to COMPANY.  COMPANY shall cause to appear on the title page of each volume of OEM’s supplemental documentation, if any, and at any other location where any copyright, patent or trademark notice appears, the Microsoft and, if applicable, third party copyright, patent or trademark notices that appear in the release of the corresponding Software Documentation provided by MS.

          (b)     MS expressly reserves its exclusive right under applicable copyright, patent, and trademark laws to distribute copies of Software by any means.  COMPANY acknowledges that MS shall retain all copyright, patent, moral, trademark, title and other proprietary and intellectual property in the Software.  COMPANY shall use the appropriate trademark, Software descriptor and trademark symbol (either “TM” or “®” in a superscript), and clearly indicate Microsoft’s or applicable third party’s ownership of its trademark(s) whenever Software name is first mentioned in any advertisement, brochure or in any other manner in connection with the Replication Services.  COMPANY shall not, at any time, use any name or trademark confusingly similar to a Microsoft or licensed third party trademark, trade name and/or product name or in connection with Software and agrees that its use of such trademark(s), trade name(s) and/or product name(s) shall not directly or indirectly create in or for COMPANY any right, title or interest therein.  COMPANY shall undertake no action that will interfere with or diminish Microsoft’s right, title and/or interest in Microsoft’s or licensed third party’s trademark(s), trade name(s) or Software name(s).  COMPANY shall, upon request, provide MS with samples of all COMPANY literature that uses Microsoft’s, MS’s or Software name(s).  COMPANY shall comply with the published standard guidelines established by Microsoft and located at the following URL:  http://www.microsoft.com/trademarks/. A list of Microsoft Software names may be found on the Microsoft trademark website which is currently located at http://www.microsoft.com/mscorp/ip/trademarks/.

11.     PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE BY COMPANY/ASSIGNMENT BY MS.

          (a)     COMPANY shall not assign or sublicense this Agreement and/or any rights or obligations hereunder (by actual assignment or by operation of law, including without limitation through a merger, consolidation, exchange of shares, or sale or other disposition of assets, including disposition on dissolution), except as is otherwise provided pursuant to Sections 7(f) and 7(g) of this Agreement.

          (b)     MS may assign this Agreement to any Microsoft Corporation subsidiary at any time in its sole discretion.

12.     TERM OF AGREEMENT.  The term of this Agreement shall begin on the Effective Date and end on the earlier to occur of the termination of this Agreement or June 30, 2006 (the “Term”).  At MS’s sole discretion, this Agreement shall be amended from time to time during the Term for any reason including, but not limited to, the purpose of updating business processes described herein.

13.     DEFAULT AND TERMINATION.

          (a)     The non-defaulting party may terminate this Agreement if any of the following events of default occur:  (i) if either party materially fails to perform or comply with this Agreement or any provision hereof, or (ii) if either party fails to strictly comply with the provisions of Section 16 or 17 or makes an assignment in violation of Section 11.  MS may, at its sole discretion, immediately terminate this Agreement without opportunity of cure if MS determines that any (i) loss or (ii) unauthorized replication and/or delivery of Software, COA(s), Stamper(s), and/or any third party software has occurred. MS may, at its sole discretion, immediately terminate COMPANY’s right to subcontract the replication and/or assembly of Software, in accordance with Sections 7(f) and 7(g) of this Agreement, to COMPANY subsidiary and/or Sub-contractor if MS determines that any (i) loss or (ii) unauthorized replication and/or delivery of Software, COA(s), Stamper(s), or any third party software has occurred.  Additionally, MS may in its sole discretion with sixty (60) days notification terminate this Agreement for any or no reason and without any liability to make or pay any compensation to COMPANY for loss of profits, goodwill or otherwise arising as a result of the termination of this Agreement.

          (b)     Termination due to a breach of Sections 2, 4, 5, 7(e), 7(f), 7(g), 8(c), 8(d), 11 and 16 shall be effective upon notice.  In all other cases, termination shall be effective thirty (30) calendar days after notice of termination to the defaulting party if the default(s) has not been cured within such thirty (30) calendar-day period.  The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

          (c)     In addition to and without waiving any or all other termination rights, MS may immediately and temporarily suspend the rights granted to COMPANY in the event COMPANY fails to perform Replication

Services in accordance with the BOM, the Specifications, and/or the MS Authorized Replicator Policy and Procedures Manual.  In such case, MS shall, within ten (10) business days from the date of MS’s temporary suspension notice to COMPANY, send an MS manager to COMPANY’s manufacturing Site(s) to inspect and review Replication Services processes in accordance with Section 5 of this Agreement.  Within ten (10) business days from the conclusion of such review/inspection MS shall provide COMPANY with a corrective action plan or terminate a manufacturing Site or the Agreement without opportunity of cure.  Upon the successful completion, as determined solely by MS, of a corrective action plan in accordance with the schedule identified by MS therein, the rights granted to COMPANY under this Agreement may be reinstated.

          (d)     In the event of COMPANY’s default or for any MS reason, MS may immediately terminate any individual Software, and/or any COMPANY replication, assembly, and/or Software delivery Site(s).  Termination of any particular Software or any COMPANY replication, assembly, and/or distribution Site(s) will not affect the terms and conditions of this Agreement as they apply to other Software, or as to any other COMPANY replication, assembly, and/or Software delivery Site(s).

14.     OBLIGATIONS UPON TERMINATION.

          (a)     Within ten (10) calendar days after termination or expiration of this Agreement, COMPANY shall, at MS’s option, either return to MS all Microsoft and MS material (including, without limitation, ARKs, DLKs, FDRs, Kits, [**] software, and any MS intellectual property residing on the hard disk of [**]) in COMPANY’s possession or under its control supplied by MS to COMPANY under this Agreement, or destroy Microsoft and MS material with a representative of Microsoft or MS present to witness and approve such destruction.  COMPANY will provide a Certificate of Microsoft and MS Material Destruction attached hereto as Exhibit D, signed by an officer of the COMPANY as verification of actual MS Material destroyed and/or a representative of Microsoft or MS witnessing such destruction.

          (b)     COMPANY may retain ownership of the [**] at the termination date of this Agreement; however, MS shall have the first option to purchase back from COMPANY the [**] installed at COMPANY Site(s).  The Equipment shall be made available to MS at a market value current with the date of termination.

          (c)     COMPANY shall follow all termination or Site shut-down procedures as described in the MS Authorized Replicator Policy and Procedures Manual including the submission of an electronic copy/archive of the COA database.

          (d)     Sections 4, 5, 15, 16, 17, and 21(a), and the indemnification and liability provisions of Sections 7(f), 8(h), and 8(m) shall survive termination or expiration of this Agreement.

15.     LIMITATION OF LIABILITY AND REMEDY.

          (a)     [**]

          (b)     Neither MS, its licensors or suppliers shall be liable to COMPANY for costs or losses which COMPANY incurs due to the failure by a Customer to pay for Software, nor due to Software inventory held by COMPANY for any Customer to which COMPANY is unable to deliver such Software inventory due to termination of the respective Customer Agreement, expiration of the respective Customer Agreement, removal of Software from the [**], or as a result of Customer’s placement on transaction hold.

          (c)     In no event shall MS, its licensors or suppliers be liable for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data or use, incurred by COMPANY or any third party in connection with use of [**] or [**] software, whether in action in contract or tort, even if the other party has been advised of the possibility of such damages.

ANY AND ALL MS OR MICROSOFT WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING THOSE FOR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY, ARE EXPRESSLY EXCLUDED.  COMPANY AGREES NEITHER MS, MICROSOFT, NOR THEIR LICENSORS OR SUPPLIERS SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, ECONOMIC OR PUNITIVE DAMAGES, EVEN IF MS, MICROSOFT, OR THEIR LICENSORS OR SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.     NONDISCLOSURE AGREEMENT.  COMPANY shall keep confidential any information provided by MS or its suppliers to COMPANY (including, but not limited to the Specifications, BOMs, DLKs, ARKs, FDRs, Kits, [**] software, and all information made available to COMPANY through the MS RSM system), the terms and conditions of this Agreement, any disclosures made by MS or its suppliers to COMPANY which by the nature of the disclosure ought to be treated as confidential, and other nonpublic information and know-how disclosed to COMPANY by MS, Microsoft or any of its subsidiaries.  However, COMPANY may disclose the terms and conditions of this Agreement in confidence to its immediate legal and financial consultants as required in the ordinary course of COMPANY’s business.  Nothing in this Section shall prohibit either party from disclosing confidential information as specifically required by national, international or applicable government authorities, provided the disclosing party immediately notifies the other party in writing upon its receipt of an order or request for disclosures and will assist the other party and its affiliates as reasonably required in seeking any protective order or its equivalent or in limiting the scope of any disclosure.

17.     PRIVACY AND DATA PROTECTION.

(a)     “Personal Information” means any information provided by MS or collected by COMPANY in connection with this Agreement (i) that identifies or can be used to identify, contact, or locate the person to whom such information pertains, or (ii) from which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, email address, social security number or other government-issued identifier, and credit card information. Additionally, to the extent any other information (such as, but not necessarily limited to, a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information also will be considered Personal Information.

(b)     Any Personal Information collected or accessed by COMPANY in the performance of the Replication Services in accordance with this Agreement shall be limited to that which is strictly necessary to perform such Replication Services or to fulfill any legal requirements.  If the Replication Services involve the collection of Personal Information directly from individuals, such as through a webpage, COMPANY will provide a clear and conspicuous notice regarding the uses of the Personal Information.  Such notice will comply with all relevant guidelines contained at http://members.microsoft.com/vendorguide or as otherwise provided by MS.

(c)     COMPANY shall use Personal Information only as necessary to perform Replication Services in accordance with this Agreement and not for any other purpose whatsoever.  COMPANY shall maintain such Personal Information in strict confidence in accordance with the provisions of Section 16 above.  COMPANY shall not share any Personal Information that is collected or possessed by COMPANY with any third parties for any reason except as necessary to carry out the Replication Services, and only under terms and conditions substantially similar to those contained in this Section. If COMPANY is serviced with a court order compelling disclosure of any Personal Information or with notice of proceedings for such an opportunity to intervene before COMPANY files any response to the order or notice.

          (d)     COMPANY will take reasonable steps to protect Personal Information in COMPANY’s possession from unauthorized use, access, disclosure, alteration or destruction. Security measures shall include access controls, encryption or other means, where appropriate. COMPANY must immediately notify MS of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Personal Information.  COMPANY agrees to conduct an audit on at least an annual basis to evaluate the security of Personal Information in COMPANY’s possession and to verify that the terms of this Agreement with respect to Personal Information are being followed.  The results of such audit shall be made available to MS on request.

          (e)     Upon request from MS, COMPANY shall provide MS with any or all Personal Information in COMPANY’s possession. Upon termination or expiration of this Agreement, COMPANY shall within ten (10) days thereafter, at MS’s sole discretion either (i) provide MS with all documents and materials (including any and all copies) containing Personal Information, together with all other materials and property of MS, which are in its possession or under its control or (ii) destroy all such specified documents and materials (including any and all copies in any and all formats) and provide MS with a certificate of destruction signed by an officer of COMPANY.

18.     NOTICES AND REQUESTS.  All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are (i) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (ii) sent by air express courier, charges prepaid; and addressed as follows:

[**]

or to such other address as the party to receive the notice or request so designates by written notice to the other.

19.     CONTROLLING LAW; NO FRANCHISE.

(a)     This Agreement and all matters relating to this Agreement shall be construed and controlled by the laws of the State of Nevada, and COMPANY consents to jurisdiction and venue in the state and federal courts sitting in the State of Nevada.  Process may be served on either party in the manner set forth in Section 18 for the delivery of notices or by such other method as is authorized by applicable law or court rule.

(b)     Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined under the laws of the State of Nevada.

20.     ATTORNEYS’ FEES.  If either MS, its licensors or suppliers, or COMPANY employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

21.     GENERAL.

(a)     U.S. GOVERNMENT LICENSE RIGHTS.  All Software provided to the U.S. Government pursuant to solicitations issued on or after December 1, 1995 is provided with the commercial license rights solicitations issued prior to December 1, 1995 is provided with “Restricted Rights” as provided for in FAR, 48 CFR 52.227-14 (JUNE 1987) or DFAR, 48 CFR 252.227-7013 (OCT 1988), as applicable.  The reseller is responsible for ensuring Software is marked with the “Restricted Rights Notice” or “Restricted Rights Legend,” as required.  All rights not expressly granted are reserved.

(b)     EXPORT RESTRICTIONS.  COMPANY acknowledges that Software is subject to U.S. export jurisdiction.  COMPANY agrees to comply with all applicable international and national laws that apply to the Software, including the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments. For additional information, see http://www.microsoft.com/exporting/.

(c)     This Agreement does not constitute an offer by MS and shall not be effective until signed by both parties.  Upon execution by both parties, all prior Replication Agreement(s), including amendments thereto, between MS and COMPANY shall terminate and this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications.  It shall not be modified except by a written agreement signed on behalf of COMPANY and MS by their respective duly authorized representatives.  Unless agreed to in a separate writing signed by both parties, any statement appearing as a restrictive endorsement on a check or other document that purports to modify a right, obligation or liability of either party shall be of no force and effect.

(d)     If any provision of this Agreement or license of any particular type of Software shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions and license for remaining Software, as applicable, shall remain in full force and effect.

(e)     No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

(f)      The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

22.     COMPANY’S GOVERNMENTAL APPROVAL OBLIGATIONS.

(a)     COMPANY shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all terms and conditions of this Agreement, including, but not limited to, foreign exchange approvals, import and offer agent licenses, fair trade approvals and all approvals which may be required to realize the purposes of the Agreement.  COMPANY warrants and represents that Software is importable into the country where the shipping address for COMPANY (Section 18) is located and to the country to which Software may be delivered.

(b)     If any necessary approvals are not or cannot be obtained within a reasonable time in form and substance satisfactory to MS, or MS determines that the Bureau of Export Administration or any other U.S. government agency with jurisdiction over export controls has suspended, revoked, or denied COMPANY’s export privileges, MS may immediately terminate this Agreement, and upon receipt of such notice by COMPANY, this Agreement shall be null, void and of no effect.

23.     EXHIBITS.

The following exhibits, as amended from time to time, are incorporated into this Agreement by this reference (“Exhibits”):

Exhibit A                All Transaction Journal

Exhibit B                Replication, Assembly and/or Software Delivery Sites

Exhibit C                COMPANY Subsidiary Agreement

Exhibit D                Certificate of Microsoft and MS Material Destruction

Exhibit E Territory

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.  All signed copies of this Agreement shall be deemed originals.

MICROSOFT LICENSING, GP                                                 ZOMAX INCORPORATED

By (Sign)	By (Sign)

Ryan Matthews	Name (Print)

Supply Chain Manager, OEM Supply Chain Operations	Title

Date	Date

EXHIBIT A — ALL TRANSACTION JOURNAL

[**]

EXHIBIT B

REPLICATION, ASSEMBLY, SOFTWARE DELIVERY AND/OR DESTRUCTION SITES

[**]

EXHIBIT C

COMPANY SUBSIDIARY AGREEMENT

[**]

EXHIBIT D

CERTIFICATE OF MICROSOFT AND MS MATERIAL DESTRUCTION

[**]

EXHIBIT E — TERRITORY

[**]